SUPPLEMENT
(To Prospectus Supplement dated May 29, 2002
to Prospectus dated March 22, 2002)



                           $958,929,672 (Approximate)



                    STRUCTURED ASSET SECURITIES CORPORATION

              Mortgage Pass-Through Certificates, Series 2002-11A



   Notwithstanding anything to the contrary in the attached Prospectus Supplement, dated May 29, 2002 (the "Prospectus Supplement"), the Interest Rate for the Class B1-II, Class B2-II, Class B4-II, Class B5-II and Class B6-II Certificates and the Component B3-II for each Accrual Period will be an annual rate equal to the weighted average of the Net WACs applicable to Pool 3, Pool 4, Pool 5 and Pool 6, and (i) on or before the Accrual Period in February 2007, the lesser of (A) 5.60% and (B) the Adjusted Net WAC of Pool 2 and (ii) after the Accrual Period in February 2007, the Net WAC of Pool 2, in each case weighted on the basis of the Group Subordinate Amounts for Pool 2, Pool 3, Pool 4, Pool 5 and Pool 6.


   All of the other portions of the Prospectus Supplement shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.

                              --------------------


                 The date of this Supplement is June 11, 2002.